Amendment No. 1
to the
Third Amended and Restated Agreement and Declaration of Trust
of
Diamond Hill Funds
    The undersigned officer of the Diamond Hill Funds, an Ohio business trust (the “Trust”), acting pursuant to Article VII, Section 7.3 of the Third Amended and Restated Agreement and Declaration of Trust of the Trust, certifies hereby that the following resolutions were duly adopted by a majority of the Board of Trustees of the Trust on August 19, 2021, and are in full force and effect as of the date hereof:
RESOLVED, that the Diamond Hill Corporate Credit Fund and the Diamond Hill High Yield Fund be removed as series of the Diamond Hill Funds, effective August 19, 2021, be, and it hereby is approved; and

FURTHER RESOLVED, that pursuant to Section 7.3 of the Third Amended and Restated Agreement and Declaration of Trust of the Diamond Hill Funds (the “Trust”) dated as of February 28, 2021, (“Declaration”), the Diamond Hill Corporate Credit Fund and the Diamond Hill High Yield Fund shall be removed as series of the Diamond Hill Funds; and

RESOLVED, that the first paragraph of Article IV, Section 4.2 of the Declaration be, and such paragraph hereby is, amended hereby by deleting such first paragraph of Article IV, Section 4.2, in its entirety, and substituting in place thereof the following new first paragraph of Article IV, Section 4.2:
Section 4.2 Establishment and Designation of Series. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series or Classes, the Trustees hereby establish and designate the following Series and Classes of Shares: “Diamond Hill Small Cap Fund,” Diamond Hill Small-Mid Cap Fund,” “Diamond Hill Mid Cap Fund,” “Diamond Hill Large Cap Fund,” “Diamond Hill Large Cap Concentrated Fund,” “Diamond Hill All Cap Select Fund,” “Diamond Hill Long-Short Fund,” “Diamond Hill Global Fund,” “Diamond Hill International Fund,” “Diamond Hill Short Duration Securitized Bond Fund,” and “Diamond Hill Core Bond Fund,” and three classes of Shares: Investor Class, Class I and Class Y.

Dated: August 19, 2021                _/s/ Karen R. Colvin______________
                                Karen R. Colvin, Secretary
                                Diamond Hill Funds